Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Registration Statement No. 333-228176 on Form S-3 and Registration Statement Nos. 333-205923, 333-145034, and 333-196424 on Form S-8 of our reports dated February 24, 2021, relating to the financial statements of Group 1 Automotive, Inc. and the effectiveness of Group 1 Automotive, Inc.'s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2020.

/s/ Deloitte & Touche LLP
Houston, Texas
February 24, 2021